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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
Vertex Pharmaceuticals Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2005

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated to be held on Wednesday, May 11, 2005, at 9:30 a.m. at the Company's headquarters at 130 Waverly Street, Cambridge, Massachusetts.

        The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters that will be presented at the Annual Meeting. This year, in addition to the election of three directors, stockholders are being asked to approve an amendment to our By-laws that will increase the size of the Board of Directors of the Company from a maximum of nine directors to a maximum of eleven directors.

        Regardless of the number of shares of common stock you may own, your vote is important. YOU ARE URGED TO VOTE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY, whether or not you plan to attend the Annual Meeting in person. This will ensure your proper representation at the Annual Meeting.

        Thank you for giving these materials your careful consideration.

Sincerely,

JOSHUA BOGER Chairman and Chief Executive Officer

Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone (617) 444-6100, Fax (617) 444-6680
www.vrtx.com

VERTEX PHARMACEUTICALS INCORPORATED
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
Fax: (617) 444-6680
www.vrtx.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2005

        Notice is hereby given that the 2005 Annual Meeting of Stockholders (the "Meeting") of Vertex Pharmaceuticals Incorporated (the "Company") will be held on Wednesday, May 11, 2005, at 9:30 a.m. at the Company's headquarters, 130 Waverly Street, Cambridge, Massachusetts, for the following purposes:

  •
  to elect three directors to the class of directors whose term expires in 2008;

  •
  to approve an amendment to the Company's By-laws that will increase the size of the Board of Directors from a maximum of nine directors to a maximum of eleven directors; and

  •
  to consider and act upon such other business as may properly come before the Meeting.

        Please refer to the accompanying Proxy Statement for more complete information concerning the matters to be acted upon at the Meeting.

        Holders of record of the Company's common stock at the close of business on March 14, 2005, the record date for the Meeting, are entitled to vote at the Meeting and at any adjournments of the Meeting. All stockholders are invited to attend the Meeting in person.

        Your vote matters. In particular, approval of the proposal to amend the By-laws to increase the maximum size of the Board of Directors will require the affirmative vote of 80% of our outstanding shares. Holders of record of common stock as of the record date are urged to vote, sign, date, and return their proxies in the enclosed envelope. No postage need be affixed if mailed in the United States. Holders of record of common stock as of the record date who attend the Meeting and wish to vote in person may revoke their proxies.

BY ORDER OF THE BOARD OF DIRECTORS
KENNETH S. BOGER Secretary March 31, 2005

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

VERTEX PHARMACEUTICALS INCORPORATED
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
Fax: (617) 444-6680
www.vrtx.com

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2005

        This Proxy Statement, with the enclosed proxy card, is being furnished to stockholders of Vertex Pharmaceuticals Incorporated ("Vertex" or the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Company's 2005 Annual Meeting of Stockholders and at any adjournments thereof (the "Meeting"). The Meeting will be held on Wednesday, May 11, 2005, at 9:30 a.m. at the Company's headquarters, 130 Waverly Street, Cambridge, Massachusetts.

        This Proxy Statement and the enclosed proxy card are first being mailed or otherwise furnished to stockholders of the Company on or about March 31, 2005. The Annual Report to Stockholders for the fiscal year ended December 31, 2004 is being mailed to the stockholders with this Proxy Statement, but does not constitute a part hereof.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $10,000. Proxies may also be solicited by regular employees of the Company by mail, by telephone, in person or otherwise. Employees will not receive additional compensation for solicitation efforts. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of common stock and to obtain voting instructions from beneficial owners. The Company will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

VOTING PROCEDURES

        Your Vote is Important.    Whether or not you plan to attend the Meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible. We have included a postage-prepaid envelope for your convenience. One of the proposals, to amend the By-laws to increase the maximum size of the Board of Directors, requires the affirmative vote of at least 80% of the Company's outstanding shares. With respect to this matter, a withheld vote has the same effect as a vote against the proposal. If you are in favor of this proposal, we urge you to vote.

        Who Can Vote?    In order to vote, you must have been a stockholder of record at the close of business on March 14, 2005 (the "record date"). Stockholders whose shares are owned of record by brokers and other nominees should follow the voting instructions provided by their broker or other nominee. As of the record date, there were 81,206,723 shares of common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

        How Do I Vote?    If your shares are held of record in your own name, you may vote by completing and returning the enclosed proxy by mail or by voting in person at the Meeting.

        Voting By Mail.    You may vote by mail by completing and returning the enclosed proxy. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one or more of the proposals described in this Proxy Statement, your proxy will be voted in favor of that proposal. You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting.

        Voting In Person At The Meeting.    If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot that will be available at the Meeting.

        Voting Shares Held In "Street Name."    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to attend the Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker's proxy card, and bring it to the Meeting in order to vote.

        What Constitutes a Quorum?    In order for business to be conducted at the Meeting, a quorum must be present. A quorum is present if the holders of a majority of the shares of common stock issued and outstanding as of the record date are present at the Meeting in person or by proxy. Shares of common stock held by a person who is present at the Meeting in person or by proxy but who abstains or does not vote with respect to one or more of the matters to be voted upon will nonetheless be counted for purposes of determining whether a quorum exists. If a quorum is not present, it is expected that the Meeting will be adjourned until a quorum is obtained.

        What Vote Is Required to Approve Each Proposal?    The two proposals have different requirements for approval.

        Proposal No. 1 (Election of Directors):    Directors are elected by a plurality of the votes cast.

        Proposal No. 2 (Amendment of By-laws to increase the maximum size of the Board):    The amendment to the By-laws to increase the maximum size of the Board of Directors must be approved by 80% or more of the common stock issued, outstanding and entitled to vote as of the record date (i.e., the affirmative vote of at least 64,965,379 shares).

        How Are Votes Counted?    If you abstain from voting your shares as to a particular matter or if your shares are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote as to a particular matter ("broker non-votes"), your shares will neither be voted in favor of that matter, nor counted as shares voting on that matter. Consequently, abstentions and broker non-votes will have no effect on the outcome of voting on Proposal 1. Abstentions and broker non-votes will be treated as votes against Proposal 2.

PROPOSAL 1:
ELECTION OF DIRECTORS

        The By-Laws of the Company currently provide for a Board consisting of such number of directors, not less than three nor more than nine, as may be fixed from time to time by the Board. Currently, the size of the Board has been fixed at nine directors.

        Pursuant to the Massachusetts Business Corporation Law, the Company's Articles of Organization, as amended and the Company's By-laws, the Board is divided into three classes (specifically, "Class I Directors", "Class II Directors" and "Class III Directors"). Each class holds office for a term of three years and the term of office of one class expires each year. The terms of the three Class I Directors will expire at the Annual Meeting; those directors have been nominated for re-election at the Meeting for a three-year term that will expire at the 2008 Annual Meeting. The terms of the Class II Directors and Class III Directors will expire at the 2006 and 2007 Annual Meetings, respectively.

        Roger W. Brimblecombe, Ph.D., a director since 1993; Stuart J.M. Collinson, Ph.D., a director since 2001; and Matthew W. Emmens, a director since 2004, are the current Class I Directors and the nominees for re-election at the Meeting.

        Shares represented by proxies will be voted for the election as directors of Dr. Brimblecombe, Dr. Collinson and Mr. Emmens unless otherwise specified in the proxy. If any of the nominees for election to the Board should, for any reason, be unavailable to serve as such, proxies will be voted for such other candidate as may be designated by the Board, unless the Board reduces the number of directors. The Board has no reason to believe that Dr. Brimblecombe, Dr. Collinson or Mr. Emmens will be unable to serve if elected.

        The table beginning on the following page sets forth certain information with respect to the nominees for election to the Board and those directors whose terms of office will continue after the Meeting.

Name, Age and Committee Memberships	Principal Occupation, Business Experience and Other Business Affiliations	First Elected Director	Expiration of Present or Proposed Term of Office
Roger W. Brimblecombe, Ph.D., D.Sc., 75 (1) (2)	Dr. Brimblecombe served as Chairman of Vanguard Medica Ltd from 1991 to 2000; as Chairman of Core Group plc from 1997 to 1999; and as Chairman of Oxford Asymmetry International plc from 1997 to 2000. Dr. Brimblecombe currently serves as the non-executive Chairman of pSivida, Ltd., a global nanotechnology company listed on the Australian stock exchange and as a director of Tissue Science Laboratories plc., a medical devices company listed on the AIM market in the United Kingdom. He also is the director of several privately held companies located in Europe and Singapore. Dr. Brimblecombe holds a Ph.D. and a D.Sc. in pharmacology from the University of Bristol, Oxford.	1993	2005 (Present) 2008 (Proposed) (Class I Director)
Stuart J. M. Collinson, Ph.D., 45 (2)	Dr. Collinson has been a member of Forward Ventures, a venture capital fund, since 2002. He served as Chairman, Chief Executive Officer and President of Aurora Biosciences Corporation from 1999 until Vertex's acquisition of Aurora in 2001. Before joining Aurora, Dr. Collinson served as a consultant to Aurora from 1998 to 1999 and as Chief Executive Officer of Andaris, Ltd., a privately held company, from June 1998 to November 1998. Prior to joining Andaris, Dr. Collinson held senior management positions with Glaxo Wellcome from December 1994 through June 1998, most recently serving as Co-Chairman, Hospital and Critical Care Therapy Management Team and Director of Hospital and Critical Care. Dr. Collinson received his Ph.D. in physical chemistry from the University of Oxford, England and his M.B.A. from Harvard University.	2001	2005 (Present) 2008 (Proposed) (Class I Director)

Matthew W. Emmens, 53 (2) (3)	Mr. Emmens has been the Chief Executive Officer, Chairman of the Executive Committee and a member of the Board of Directors of Shire Pharmaceuticals Group, plc, a global specialty pharmaceuticals company, since 2003. From 2001 to 2003, Mr. Emmens served as President of Merck KGaA's global prescription pharmaceutical business. From 1999 through 2001, Mr. Emmens served as the President and Chief Executive Officer of EMD Pharmaceuticals, a division of Merck KGaA. Prior to this, Mr. Emmens held various positions, including Chief Executive Officer, at Astra Merck, Inc. and various positions at Merck & Co., Inc. Mr. Emmens received his B.S. in business management from Fairleigh Dickinson University.	2004	2005 (Present) 2008 (Proposed) (Class I Director)
Eric K. Brandt, 42 (3) (4)	Mr. Brandt has been the Executive Vice President and Chief Financial Officer of Allergan, Inc., a developer of eye care and specialty pharmaceutical products, since May 1999. From January 2001 to January 2002, he assumed the duties of President, Global Consumer Eye Care Business at Allergan. Prior to joining Allergan, he held various positions with the Boston Consulting Group from 1989 until 1999, most recently serving as Vice President and Partner, and a senior member of the Boston Consulting Group Health Care practice. Mr. Brandt holds a B.S. in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from Harvard University. Mr. Brandt currently serves as a director of Dentsply International Inc.	2003	2006 (Class II Director)
Bruce I. Sachs, 45 (1) (4)	Mr. Sachs has been a General Partner at Charles River Ventures, a venture capital fund, since 1999. From 1998 to 1999, he served as the Executive Vice President and General Manager of Ascend Communications, Inc. From 1997 until 1998, he served as the President and Chief Executive Officer of Stratus Computer, Inc. From 1995 to 1997, he served as the Executive Vice President/General Manager of the Internet Telecom Business Group at Bay Networks, Inc. From 1993 to 1995, he was the President and Chief Executive Officer of Xylogics, Inc.	1998	2006 (Class II Director)

Eve E. Slater, M.D., F.A.C.C., 59 (2) (3)	Dr. Slater was the Assistant Secretary for Health, United States Department of Health and Human Services from 2002 until 2003, and was the Acting Assistant Secretary for Health from 2001 until her confirmation by the United States Senate in 2002. Dr. Slater was the Senior Vice President of Merck Research Labs External Policy and the Vice President of Merck Research Laboratory Public Affairs from 2001 until 2002. Before that, she served as the Senior Vice President, Clinical and Regulatory Development of Merck Research Laboratories from 1994 to 2001. She held various other positions with Merck Research Laboratories from 1983 to 1994. Dr. Slater also serves as a director of AnorMed, Inc., a Canadian company.	2004	2006 (Class II Director)
Joshua S. Boger, Ph.D., 53	Dr. Boger was a founder of Vertex. He has served as the Company's Chief Executive Officer since 1992 and as Chairman of the Board since 1997. Dr. Boger also served as President of the Company from its inception until December 2000 and as its Chief Scientific Officer until May 1992. From 1987 to 1989, Dr. Boger was the Senior Director of Basic Chemistry at Merck Sharp & Dohme Research Laboratories. Dr. Boger holds a B.A. in chemistry and philosophy from Wesleyan University and an M.S. and a Ph.D. in chemistry from Harvard University.	1989	2007 (Class III Director)
Charles A. Sanders, M.D., 73 (3) (4)	Dr. Sanders retired in 1994 as Chief Executive Officer, and in 1995 as Chairman, of Glaxo Inc. From 1990 to 1995, he was a member of the Board of Glaxo plc. From 1981 to 1989, Dr. Sanders held a number of positions at Squibb Corporation, including that of Vice Chairman. Currently, Dr. Sanders serves as a director of Biopure Corporation, a biotechnology company, Cephalon Corporation, a biopharmaceutical company, Genentech, Inc., a biotechnology company, Icagen, Inc., a biotechnology company, Trimeris Inc., a biopharmaceutical company, and Fisher Scientific International, a provider of products and services to the scientific community.	1996	2007 (Class III Director)

Elaine S. Ullian, 57 (1)	Ms. Ullian has served as the President and Chief Executive Officer of Boston Medical Center since 1996. From 1994 to 1996, she served as the President and Chief Executive Officer of Boston University Medical Center Hospital. From 1987 to 1994, she served as the President and Chief Executive Officer of Faulkner Hospital. Ms. Ullian is also a Director of Thermo Electron Corporation, a developer and manufacturer of analytical instruments, and Valeant Pharmaceuticals International, a specialty pharmaceutical developer.	1997	2007 (Class III Director)

(1)
Member of the Management Development and Compensation Committee.

(2)
Member of the Science and Technology Committee.

(3)
Member of the Corporate Governance and Nominating Committee.

(4)
Member of the Audit Committee.

Information Regarding the Board of Directors and its Committees

Corporate Governance Principles and the Board of Directors

        The Company's governance practices are documented in a Statement of Corporate Governance Principles. The Statement of Corporate Governance Principles addresses the role and composition of the Board, senior management functioning and succession planning, and Board committees, education, compensation and performance evaluation. The Statement of Corporate Governance Principles and the Charter for each committee of the Board of Directors may be viewed at www.vrtx.com under the tab entitled "Investors" and "Corporate Governance."

        The Board of Directors met seven times during the last fiscal year. Each director attended 75% or more of the Board meetings during the fiscal year while he or she was a Board member, except that Ms. Ullian attended 71% of the Board meetings during the year. Each member of the Board is encouraged to attend each annual meeting of our stockholders. All of our directors then in office attended our annual meeting of stockholders held in 2004.

Board Committees

        The Board currently has four committees: the Corporate Governance and Nominating Committee, the Audit Committee, the Management Development and Compensation Committee and the Science and Technology Committee. Each of the committees has the authority to engage legal counsel or other experts or consultants as such committee deems appropriate to carry out its responsibilities. Pursuant to our Statement of Corporate Governance Principles, each of the Corporate Governance and Nominating Committee, the Audit Committee and the Management Development and Compensation Committee consists solely of "independent directors," as that term is defined by the Securities and Exchange Commission and the NASDAQ Stock Market, who are free of any relationship that would interfere with the director's exercise of independent judgment. The Science and Technology Committee includes both independent and non-independent directors as members.

        The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee, the Audit Committee and the Management Development and Compensation Committee meets the applicable laws and regulations, including those of the NASDAQ Stock Market, regarding "independence," and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board of Directors also has determined that Mr. Brandt, an independent director who serves as the Chair of the Board's Audit Committee, is an "audit committee financial expert," as that term is defined in applicable regulations of the Securities and Exchange Commission. The following members of and nominees for the Board qualify as "independent" under the definition adopted by the NASDAQ Stock Market: Mr. Brandt, Dr. Brimblecombe, Mr. Emmens, Mr. Sachs, Dr. Sanders, Dr. Slater and Ms. Ullian.

Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee, which currently is comprised of Dr. Sanders (Chair), Mr. Brandt, Mr. Emmens and Dr. Slater, met five times during 2004. All of the members of the Corporate Governance and Nominating Committee attended at least 75% of the meetings of the committee held during the time in which he or she served on the committee. The role of the Corporate Governance and Nominating Committee is to assist the Board of Directors in developing and implementing the Company's corporate governance principles, to determine the size and composition of the Board of Directors and its committees, to monitor a process to assess Board effectiveness, to identify qualified individuals to become Board members and to recommend nominations to the full Board of Directors. In addition, Dr. Sanders, in his role as Chair of the Corporate Governance and Nominating Committee, serves as the presiding director of executive sessions of the Company's outside directors, which generally are held following each of the Company's Board meetings.

        The Corporate Governance and Nominating Committee may consider candidates recommended by stockholders, as well as recommendations from other sources, such as other directors or officers, third party search firms or other appropriate sources. When assessing potential nominees for election to the Board, the Corporate Governance and Nominating Committee may consider a variety of factors, such as the candidates' education, experience and knowledge of our industry and experience in other industries that may be relevant to the Company, understanding of the Company's technology and the science associated with drug discovery and development, prior service as a director of a public company and relevant commercial experience. If a stockholder wishes to propose a candidate for consideration as a nominee by the Corporate Governance and Nominating Committee, the stockholder should submit any pertinent information regarding the candidate, including biographical information and a statement by the proposed candidate that he or she is willing to serve if nominated and elected, by mail to the Secretary of the Company at the Company's offices at 130 Waverly Street, Cambridge, Massachusetts, 02139. In general, persons recommended to the Committee by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2006 Annual Meeting of Stockholders using the procedures set forth in the Company's By-laws, the stockholder must follow the procedures described in "Stockholder Proposals for the 2006 Annual Meeting" on page 28 of this Proxy Statement.

Audit Committee

        The Audit Committee, which currently is comprised of Mr. Brandt (Chair), Mr. Sachs and Dr. Sanders, met 10 times during 2004. The primary purpose of the Audit Committee is to provide independent and objective oversight of the accounting functions and internal controls of the Company. The Audit Committee also assists the Board in fulfilling its responsibility to the stockholders relating to corporate accounting, the reporting practices of the Company and the quality and integrity of the financial reports of the Company. Each of the members of the Audit Committee attended at least 75% of the meetings of the committee held during the time in which he served on the committee.

        The report of the Audit Committee appears at page 26 of this Proxy Statement.

Management Development and Compensation Committee

        The Management Development and Compensation Committee's functions are to recommend to the full Board the amount, character, and method of payment of compensation of all executive officers and certain other key employees and consultants of the Company, plan for the succession of the Chief Executive Officer position of the Company, and administer the Company's stock and option plans and employee stock purchase plan. The Management Development and Compensation Committee, which currently is comprised of Dr. Brimblecombe (Chair), Mr. Sachs and Ms. Ullian, held six meetings in 2004. Each member of the Management Development and Compensation Committee attended at least 75% of the meetings of the committee held during the time in which he or she served on the committee.

        The report of the Management Development and Compensation Committee appears at page 17 of this Proxy Statement.

Science and Technology Committee

        On October 6, 2004, the Board of Directors created the Science and Technology Committee. The Science and Technology Committee, which currently is comprised of Dr. Brimblecombe, Dr. Collinson, Mr. Emmens and Dr. Slater, met once in 2004. All of the members of the Science and Technology Committee attended that meeting. The Science and Technology Committee discharges the Board's responsibilities relating to the oversight of the Company's investment in pharmaceutical research and development. In furtherance of that oversight function, the Committee reviews and assesses the Company's current and planned research and development programs and technology initiatives from a scientific perspective, assesses the capabilities of the Company's key scientific personnel and the depth and breadth of the Company's scientific resources, provides strategic advice to the Board regarding emerging science and technology issues and trends and periodically reviews the Company's patent strategy and its portfolio of strategic patents.

Stockholder Communications to the Board.

        Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 444-6100. However, any stockholder who wishes to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions, in writing, in care of the Secretary of the Company, at the Company's offices at 130 Waverly Street, Cambridge, Massachusetts 02139.

Board Recommendation

        The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees to the Board of Directors. A plurality of the votes cast in person or by proxy at the Meeting is required to elect each nominee as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Company's common stock as of March 14, 2005, by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the Company's common stock on that date, (ii) each director and each nominee as director, (iii) each person named in the Summary Compensation Table on page 12, and (iv) all directors and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)	Percentage of Total
Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	8,584,081	10.6%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	8,055,321	9.9%
FMR Corp. (4) 82 Devonshire Street Boston, MA 01909	8,019,287	9.9%
Joshua S. Boger (5)(6)(7)(8)	2,481,002	3.1%
Eric K. Brandt (5)	23,750	*
Roger W. Brimblecombe (5)	70,000	*
Stuart J. Collinson (5)	368,402	*
Matthew W. Emmens (5)	3,750	*
Bruce I. Sachs (5)	192,487	*
Charles A. Sanders (5)	116,000	*
Eve E. Slater (5)	12,500	*
Elaine S. Ullian (5)	100,600	*
Vicki L. Sato (5)(7)(8)	1,033,847	1.3%
N. Anthony Coles (5)(7)(8)	188,975	*
Peter Mueller (5)(7)(8)	159,602	*
Ian F. Smith (5)(7)(8)	209,067	*
All directors, director nominees and executive officers as a group (19 persons) (9)	6,133,786	7.6%

*
Less than 1%

(1)
Beneficial ownership of shares for purposes of this Proxy Statement is determined in accordance with applicable Securities and Exchange Commission rules and includes shares of common stock as to which a person has or shares voting power and/or investment (including dispositive) power. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Attached to each share of common stock is a Preferred Share Purchase Right to acquire one-half of one hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.01 per share. The Rights are not presently exercisable. Information with respect to persons other than directors and executive officers is based solely upon Schedules 13G (or amendments thereto) filed with the Securities and Exchange Commission on January 10, 2005 (T. Rowe Price Associates, Inc.) and February 14, 2005 (Wellington Management Company LLP and FMR Corp.).

(2)
Wellington Management Company, LLP has shared power to vote 4,340,081 of these shares and shared power to dispose of 8,561,881 of these shares.

(3)
T. Rowe Price Associates, Inc. has sole power to vote 1,603,736 of these shares and sole power to dispose of all 8,055,321 shares.

(4)
FMR Corp. has sole power to dispose of or direct the disposition of all 8,019,287 shares.

(5)
Includes shares which may be acquired upon the exercise of options exercisable within 60 days after March 14, 2005, as follows: Dr. Boger, 1,274,380 shares; Mr. Brandt, 23,750 shares; Dr. Brimblecombe, 70,000 shares; Dr. Collinson, 365,123 shares; Mr. Emmens, 3,750 shares; Mr. Sachs, 90,000 shares; Dr. Sanders, 90,000 shares; Dr. Slater, 12,500 shares; Ms. Ullian, 100,000 shares; Dr. Sato, 917,655 shares; Dr. Coles, 112,359 shares; Dr. Mueller, 82,600 shares; and Mr. Smith, 131,533 shares.

(6)
Includes 207,500 shares held in trusts for the benefit of Dr. Boger's children. Dr. Boger disclaims beneficial ownership of these shares.

(7)
Includes shares held in the Company's 401(k) Plan, as follows: Dr. Boger, 10,920 shares; Dr. Sato, 8,084 shares; Dr. Coles, 2,076 shares; Dr. Mueller, 962 shares; and Mr. Smith, 2,034 shares.

(8)
Includes currently unvested restricted shares, as follows: Dr. Boger, 125,825 shares; Dr. Sato, 90,500 shares; Dr. Coles, 73,970 shares; Dr. Mueller, 75,560 shares; and Mr. Smith, 75,020 shares. Holders of unvested restricted stock may currently exercise voting rights with respect to those shares, but those shares are subject to forfeiture under certain conditions (e.g., upon certain terminations of employment).

(9)
Includes an aggregate of 4,077,621 shares which may be acquired upon the exercise of options exercisable within 60 days after March 14, 2005, an aggregate of 36,312 shares held in the Company's 401(k) Plan, and an aggregate of 720,954 unvested restricted shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors, officers, and persons who are beneficial owners of more than ten percent of the Company's common stock to file with the Securities and Exchange Commission (the "Commission") reports of their ownership of the Company's securities and of changes in that ownership. To the Company's knowledge, based upon a review of copies of reports filed with the Commission with respect to the fiscal year ended December 31, 2004 and written representations by the Company's directors and officers that no other reports were required with respect to their transactions, all reports required to be filed under Section 16(a) by the Company's directors and officers and persons who were beneficial owners of more than 10% of the Company's common stock were timely filed.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides certain summary information concerning compensation earned during the fiscal years ended December 31, 2004, 2003 and 2002 by the Company's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers at December 31, 2004 (the Chief Executive Officer together with such other persons being hereinafter referred to as the "Named Executive Officers").

										Long-Term Compensation Awards
		Annual Compensation
												Securities Underlying Options (# of Shares)
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation			Restricted Stock Award ($)(1)			All Other Compensation(2)
Joshua S. Boger Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	525,006 525,006 509,622	$ $	242,550 — 175,000			— — —		$ $	935,500 51,576 —	52,500 184,863 32,137	$ $ $	9,363 8,452 9,775
Vicki L. Sato President (3)	2004 2003 2002	$ $ $	441,004 441,004 428,081	$ $	203,740 — 147,000			— — —		$ $	779,625 36,840 —	37,500 122,863 32,137	$ $ $	9,225 9,000 8,835
Peter Mueller Chief Scientific Officer and Senior Vice President, Drug Discovery and Innovation (4)	2004 2003 2002	$ $	381,164 171,635 —	$ $	210,660 50,000 —	(5)	$	— 6,682 —	(6)	$ $	597,390 17,683 —	32,400 214,400 —		$14,844 — —
N. Anthony Coles Senior Vice President, Commercial Operations	2004 2003 2002	$ $ $	364,657 340,152 250,000	$ $	121,350 — 155,440	(8)	$ $ $	82,621 70,433 65,395	(7) (7) (9)	$ $	597,390 17,683 —	32,400 65,041 132,137	$ $ $	8,750 9,000 8,857
Ian F. Smith Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	341,986 317,521 305,863	$ $ $	113,960 42,184 110,020	(10)		— — —		$ $	606,510 17,683 —	39,600 58,654 32,137	$ $ $	9,225 10,331 5,997

(1)
Amounts for 2004 represent restricted stock awards made on March 17, 2004 and May 6, 2004. The March 17, 2004 award consisted of the following numbers of shares of common stock: Dr. Mueller, 1,920 shares; Dr. Coles, 1,920 shares; and Mr. Smith 2,880 shares. The May 6, 2004 award consisted of the following numbers of shares of common stock: Dr. Boger, 105,000 shares; Dr. Sato, 87,500 shares; Dr. Mueller, 65,000 shares; Dr. Coles, 65,000 shares; and Mr. Smith, 65,000 shares. The March 17, 2004 restricted stock award vests on March 17, 2008, with accelerated vesting for a portion of the shares if the Company's common stock achieves a pre-determined fair market value and a portion of the shares if the Company's common stock outperforms a specified share index based on the stock performance of certain competing companies. The May 6, 2004 restricted stock award vests in two installments (50% on May 6, 2007 and 50% on May 6, 2009, or earlier if the Company achieves profitability). Recipients of restricted stock awards will forfeit unvested shares under certain circumstances if they cease to be employees of Vertex prior to vesting. The values set forth in the table above reflect the closing price of the Company's common stock as of the date of grant ($9.50 per share for the March 17, 2004 restricted stock grant and $8.91 per share for the May 6, 2004 restricted stock grant) and without regard to the possibility of forfeiture.

  Amounts for 2003 represent restricted stock awards for the following number of shares of common stock on December 11, 2003: Dr. Boger, 5,600 shares; Dr. Sato, 4,000 shares; Dr. Mueller, 1,920 shares; Dr. Coles, 1,920 shares; and Mr. Smith 1,920 shares. The stock awards vest over four years at 25% per year beginning on the first anniversary of the grant. Recipients of restricted stock awards will forfeit unvested stock if they cease to be employees of Vertex prior to vesting. The values set forth in the table above reflect the closing price of the Company's common stock ($9.21 per share) as of the date of grant (December 11, 2003) and without regard to the possibility of forfeiture.

  As of December 31, 2004, the aggregate number and value of the restricted awards, based on the closing price of the common stock as of that date ($10.57) were as follows: Dr. Boger, 109,200 shares, $1,154,244; Dr. Sato, 90,500 shares, $956,585; Dr. Mueller, 68,360 shares, $722,565; Dr. Coles, 68,360 shares, $722,565; and Mr. Smith, 69,320 shares, $732,712. The holder of restricted stock will be entitled to any dividends paid to holders of the Company's common stock.

(2)
Represents the value of the Company's matching contributions under the Company's 401(k) Savings Plan.

(3)
On February 7, 2005, the Company entered into a Severance Agreement and Release with Dr. Sato. Under the terms of the Severance Agreement, Dr. Sato's employment by the Company will terminate on May 11, 2005. Under Dr. Sato's agreements with the Company, she will be entitled to 18 months' accelerated vesting of stock option grants and restricted shares held by her on February 7, 2005, and her stock options will remain exercisable until November 11, 2006.

(4)
Dr. Mueller joined the Company in 2003.

(5)
Consists of a signing bonus.

(6)
Consists of moving expenses paid by the Company on Dr. Mueller's behalf.

(7)
Represents forgiveness of a loan from the Company made in 2002.

(8)
Includes a signing bonus in the amount of $55,000.

(9)
Includes certain moving expenses paid by the Company on Dr. Coles' behalf in the amount of $39,381 and forgiveness of a loan from the Company made in 2002 in the amount of $21,514.

(10)
Includes a signing bonus in the amount of $50,000.

Option Grants in the Last Fiscal Year

        The following table provides certain information with respect to options under the Company's 1996 Stock and Option Plan granted to each of the Named Executive Officers during the fiscal year ended December 31, 2004.

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted (1)			Exercise Prices		Expiration Dates
							5%		10%
Joshua S. Boger	52,500	3.66%			$11.27	10/06/2014		$371,972		$942,577
Vicki L. Sato	37,500	2.62%			$11.27	10/06/2014		$265,695		$673,269
N. Anthony Coles	14,400 18,000	1.00 1.26	% %		$9.69 $11.27	3/16/2014 10/06/2014	$ $	87,732 127,533	$ $	222,290 323,169
Peter Mueller	14,400 18,000	1.00 1.26	% %	$ $	9.69 11.27	3/16/2014 10/06/2014	$ $	87,732 127,533	$ $	222,290 323,169
Ian F. Smith	21,600 18,000	1.51 1.26	% %	$ $	9.69 11.27	3/16/2014 10/06/2014	$ $	131,585 127,533	$ $	333,435 323,169

(1)
Options vest in sixteen equal quarterly installments from the date of grant.

(2)
As required by rules of the Securities and Exchange Commission, potential values stated are on the prescribed assumption that the Company's common stock will appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These hypothesized values are not intended to forecast possible future appreciation, if any, in the Company's common stock.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides certain information with respect to the options to purchase common stock exercised by the Named Executive Officers during 2004 and options held by such persons at December 31, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Number of Shares Acquired On Exercise			Not exercisable
		Value Realized	Exercisable		Exercisable	Not exercisable
Joshua S. Boger	170,000	$581,390	1,228,185	279,538	$291,210	$49,770
Vicki L. Sato	207,181	$573,791	831,781	203,038	$137,912	$35,550
N. Anthony Coles	—	$0	93,485	136,093	$8,280	$28,296
Peter Mueller	—	$0	56,300	190,500	$8,280	$28,296
Ian F. Smith	—	$0	106,599	138,792	$9,576	$33,912

(1)
The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Company's common stock of $10.65, the average of the opening and closing price per share as reported on the NASDAQ Stock Market on December 31, 2004.

Equity Compensation Plan Information

        The following table provides certain aggregate information with respect to all of the Company's equity compensation plans in effect as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Stockholders (1)	11,771,699	$24.62	4,517,292
Equity Compensation Plans not Approved by Stockholders (2)	3,247,623	$12.33	1,318,080

Total	15,019,322	$21.97	5,835,372

(1)
These plans consist of the Company's 1991 Stock Option Plan, 1994 Stock and Option Plan, 1996 Stock and Option Plan, and Employee Stock Purchase Plan.

(2)
This category consists of a portion of the Company's 1996 Stock and Option Plan, solely with respect to 6,000,000 shares approved for issuance by the Company's Board of Directors in July 2002, for which the Company did not obtain shareholder approval.

(3)
This table does not include options outstanding on December 31, 2004 to purchase an aggregate of 800,564 shares of the Company's common stock at a weighted average exercise price of $35.92 that were assumed by the Company in connection with the Company's acquisition of Aurora Biosciences Corporation on July 18, 2001.

        Please refer to Note N, "Common and Preferred Stock", to the consolidated financial statements included in the Company's 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, for a description of the material features of the 1996 Stock and Option Plan.

Employment Contracts and Change-in-Control Arrangements

        The Company has employment agreements with certain of its executive officers, including Dr. Joshua Boger, Dr. Coles, Mr. Smith and Mr. Kenneth Boger, the Company's Senior Vice President and General Counsel, pursuant to which they are entitled to receive compensation as determined by the Management Development and Compensation Committee and will be eligible to receive the benefits generally made available to executives of the Company. The Company has also entered into a Severance Agreement and Release with Dr. Sato in connection with her pending resignation from the Company. The Company also has a Restricted Stock Agreement with each of its executive officers, including the Named Executive Officers, that provides for accelerated vesting of all shares subject to that agreement upon an involuntary termination of the executive's employment, including in connection with a change-in-control. The Restricted Stock Agreement pertains to all shares of restricted stock awarded to executive officers of the Company on May 6, 2004.

        Dr. Joshua Boger may terminate his agreement with the Company upon six months' notice. If Dr. Boger's employment is terminated by the Company without cause, his agreement provides that he will receive 18 months' severance pay and 18 months' accelerated vesting of outstanding stock option grants and restricted stock grants held by him on the date of termination, except where the terms of a specific award provide for acceleration of a larger number of shares. In the event of certain terminations after a change-in-control of the Company, the agreement also provides for a lump sum payment of three years' salary and bonus payable within ten days after the date of termination, acceleration of the vesting of all equity grants held by Dr. Boger, additional payments required to compensate Dr. Boger if payments made under the agreement result in certain adverse tax consequences and continuation of certain employee benefits for a period of three years after the date of termination. The agreement also contains a non-competition provision.

        Under the terms of the Severance Agreement and Release between the Company and Dr. Sato, her employment will terminate on May 11, 2005. On that date, the Company will make a one-time payment to Dr. Sato in an amount equal to 18 months' salary and 18 months' bonus. Under Dr. Sato's agreements with the Company with respect to outstanding stock options and unvested shares of restricted stock, she will be entitled to 18 months' accelerated vesting from the termination date and her options will remain exercisable until November 11, 2006. The Severance Agreement and Release provides for mutual releases by Dr. Sato and the Company of claims against each other, and a non-competition provision. Under the terms of the Severance Agreement and Release, the prior Employment Agreement between the Company and Dr. Sato has been terminated.

        Dr. Coles' agreement may be terminated by either the Company or Dr. Coles at any time. Dr. Coles' agreement with Vertex provides that if his employment is terminated by the Company under certain circumstances without cause or in connection with a change-in-control, Dr. Coles will be entitled to 12 months' severance pay, 18 months' acceleration of the vesting of outstanding stock options and restricted stock, except where the terms of a specific award provide for acceleration of a larger number of shares, and continuation of certain employee benefits for 18 months. Dr. Coles has also signed the Company's standard form of non-competition agreement. Pursuant to his 2002 employment agreement, the Company extended Dr. Coles an interest-free loan of $250,000, which is to be forgiven in monthly installments over four years during Dr. Coles' employment.

        Mr. Smith's agreement provides that if he is terminated under certain circumstances without cause, the Company will be obligated to provide him 12 months' severance pay and 18 months' accelerated vesting of outstanding stock option grants and restricted stock grants held by him on the date of termination, except where the terms of a specific award provide for acceleration of a larger number of shares. In the event of certain terminations after a change-in-control of the Company, the agreement provides for 12 months' severance pay and acceleration of the vesting of all equity grants held by Mr. Smith, additional payments required to compensate Mr. Smith if payments made under the agreement result in certain adverse tax consequences, and continuation of certain employee benefits for up to 12 months. The agreement also contains a non-competition covenant.

        Mr. Kenneth Boger's agreement provides that if he is terminated under certain circumstances without cause or in connection with a change-in-control, the Company will be obligated to provide him 12 months' severance pay, 18 months' acceleration of the vesting of outstanding stock options and restricted stock, additional payments required to compensate Mr. Boger if such payments and benefits result in certain adverse tax consequences, and continuation of certain employee benefits for up to 12 months. The agreement also contains a non-competition provision. Mr. Boger is the brother of Dr. Joshua Boger, the Company's Chairman and Chief Executive Officer.

        The Company also has entered into a Change of Control Agreement with certain members of the Company's senior management team ("covered employees"), including Dr. Mueller. This Change of Control Agreement provides that if a covered employee's employment is terminated under certain circumstances in connection with a change-in-control, Dr. Mueller will be entitled to severance pay equal to one year's salary and accrued bonuses, 18 months' acceleration of the vesting of outstanding stock options and restricted stock, and continuation of certain employee benefits for up to 18 months.

        All outstanding options granted under the Company's Stock and Option Plans provide that, in the event of certain changes-in-control of the Company, either appropriate provision for the continuation of all then outstanding options must be made, or the vesting of those options will be accelerated (and they will become fully exercisable immediately prior to such change in control).

Compensation of Directors

        During 2004, annual cash compensation for serving on the Board of Directors included an annual retainer of $18,000, payable in quarterly installments, plus $2,500 for each Board meeting attended and $500 for each committee meeting attended on a regular Board meeting day. If a committee meeting was held on a day other than a regular Board meeting day, the meeting fee was $1,000. Meetings held by conference call were compensated at the rate of $375 per meeting. Meeting fees for the chairs of the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee were $800 for each committee meeting held on the same day as a full Board meeting, $500 for telephone meetings, and $1,500 for meetings held other than by telephone or on a Board meeting day. The Chair of the Audit Committee received a retainer fee of $15,000 for services on that committee.

        In addition, each non-employee director, upon initial election or appointment to the Board, received a non-qualified option to purchase 20,000 shares of common stock at an exercise price equal to the common stock's then fair market value. Those options vest quarterly over a four-year period from the date of grant, based on continued service on the Board. Each non-employee director in office on June 1, 2004 also received a non-qualified option to purchase 7,500 shares of common stock, exercisable immediately, at a price equal to the fair market value per share of the Company's common stock on the date of grant.

        In March 2005, the Board of Directors reviewed compensation for non-employee directors. In order to provide competitive compensation to attract and retain qualified non-employee directors, and in light of an increasing workload, the Board of Directors changed its non-employee director cash compensation arrangements. Effective as of March 14, 2005, the annual cash compensation for serving on the Board of Directors now includes an annual retainer of $25,000 plus $2,500 for each Board meeting attended and $500 for each committee meeting attended on a regular Board meeting day. If a committee meeting is held on a day other than a regular Board meeting day, the meeting fee is $1,000. Meetings held by conference call are compensated at the rate of $375 per meeting. In addition to the annual retainer of $15,000 paid to the Chair of the Audit Committee (described above), the Chair of the Corporate Governance and Nominating Committee receives an annual retainer of $20,000 and the Chair of the Management Development and Compensation Committee receives an annual retainer of $10,000. The Board also increased the size of the annual stock option award granted to non-employee directors from 7,500 shares of common stock to 10,000 shares.

        Dr. Boger receives no compensation for serving as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Dr. Collinson had an employment agreement with Aurora Biosciences Corporation that became effective upon completion of the Company's acquisition of Aurora and is guaranteed by Vertex. Under this agreement, Dr. Collinson remained an employee of Aurora for six months following the acquisition, for which he (i) was entitled to be paid an aggregate of $361,986 in compensation; (ii) received (a) an option to purchase shares of common stock, (b) vesting of all his unvested stock options granted in accordance with Aurora's 1996 Stock Plan, (c) the right to reimbursement of reasonable expenses of relocation to the United Kingdom incurred within 12 months following termination of his employment, and (d) the right to COBRA payments for up to 18 months; and (iii) was granted forgiveness for a loan of $132,000 payable to Aurora. Additionally, in accordance with the employment agreement, Aurora and Dr. Collinson entered into a Non-Disclosure, Non-Competition and Inventions Agreement, pursuant to which he is entitled to an aggregate of $800,000, payable in installments. On April 2, 2002, upon termination of the six-month employment term, and pursuant to the employment agreement, Aurora (now Vertex) retained Dr. Collinson as a part-time consultant for a term of four years, at the rate of $80,000 per year.

REPORT ON EXECUTIVE COMPENSATION

Overview

        The Company's executive compensation program is administered by the Management Development and Compensation Committee of the Board of Directors (the "Committee"). With the oversight of the Committee, the Company has developed and implemented compensation policies and practices with the objectives of attracting and retaining top quality executive managers while also keeping the Company's personnel costs reasonable in relation to those of comparable companies and in relation to the Company's other expenditures for its drug discovery and development programs. For 2004, cash compensation paid to each of the Named Executive Officers consisted of base salary and performance bonus. Each of the Named Executive Officers also received long-term compensation in the form of stock option grants and restricted stock awards. The Named Executive Officers also participated in employee benefit programs available to

Company employees generally, including health and dental insurance, life insurance, an Employee Stock Purchase Plan and a 401(k) Plan, which provides for matching Company contributions in the form of Company common stock.

        The Committee's philosophy generally with respect to executive compensation is to set base salaries to be competitive with companies against whom we compete for executive and scientific talent and to allow for the possibility of significant additional cash bonuses, payable after year-end, based on individual and Company performance. In general, base salary merit increases for all employees are keyed solely to individual performance ratings for the prior year. All employees, including the Named Executive Officers, who receive the same performance rating (currently a one-to-five scale) receive the same merit increase, calculated in terms of a percentage of the prior year's base salary. In addition, the Committee evaluates the resulting proposed base salary and other elements of compensation for each executive officer in terms of the Committee's estimation of the compensation being paid to senior executives at companies with which Vertex competes in hiring and retaining qualified executives and key scientists, using data provided from public filings for those companies, as well as data from the Radford 2003 Biotechnology Compensation Survey, a survey provided by Aon Consulting, Inc. and the Salary Information Retrieval System, a survey provided by Organization Resources Counselors, Inc., which report data voluntarily provided by the companies included. The Committee does not baseline executive compensation against the Nasdaq Pharmaceuticals Stocks Index, included in the Performance Graph below on page 23 of this Proxy Statement, because that index includes stocks selected according to the broad Standard Industrial Classification "Drugs," including many companies with which Vertex does not generally compete for executive services.

        It is the Committee's practice, when considering any single component of an executive officer's compensation, to take into consideration the aggregate amounts and mix of all the components. In February 2005, the Committee set base salary levels for 2005 and awarded performance bonuses and equity grants on account of 2004 performance. In the course of that process, the Committee reviewed all components of the Named Executive Officers' compensation, including salary, bonus, long-term compensation, the dollar value to the executive and cost to the Company of all personal benefits, and the actual projected payout obligations under several potential severance and change-in-control scenarios. The Committee reviewed a tally sheet setting forth all of the above components and affixing dollar amounts under various payout scenarios for each executive of the Company, including the Named Executive Officers. Based on this review, the Committee concluded that the Chief Executive Officer's and other Named Executive Officers' compensation in the aggregate is appropriate in light of the stated objectives of the Company's compensation program and is reasonable and not excessive.

        The Committee's recommendations as to compensation for all employees of the Company, including the Named Executive Officers, are subject to approval by the full Board of Directors of the Company. Vertex's Chief Executive Officer, Dr. Joshua Boger, does not participate in discussions of his compensation among the Committee and the full Board of Directors, nor does he participate in the full Board of Directors' vote on the Committee's recommendations as to his compensation.

Base Salaries

        At the beginning of each calendar year, the Board of Directors sets base salary amounts for executives in conjunction with the Company's annual performance review process for all employees. For each of the Named Executive Officers, increases, if any, to base salary for 2004 from 2003 levels were recommended to the Board of Directors by the Committee in March 2004, upon completion of 2003 performance reviews.

These 2004 salary levels are reflected in the Summary Compensation Table appearing on page 12 of this Proxy Statement. Similarly, the Committee recommended and Board of Directors approved merit increases to the base salaries for Named Executive Officers in February 2005 on the basis of 2004 performance ratings. The base salary merit increases from 2004 levels for the Named Executive Officers for 2005 were: Dr. Boger, 4.25%; Dr. Sato, 4.25%; Dr. Mueller, 6.25%; Dr. Coles, 4.25%; and Mr. Smith, 4.25%.

        The Committee believes that the raises approved for the Named Executive Officers for 2004 and 2005 generally were comparable to the average raises in those years for executives of companies that compete with Vertex for management talent. These raises also were intended to reflect the Committee's judgment that Vertex's overall performance in 2003 needed improvement, and in 2004 was superior.

Cash Bonuses

        In February 2005, the Company awarded cash bonuses to Company employees, including each of the Named Executive Officers, who were deemed to have made substantial contributions to the attainment of those accomplishments judged to be the most important to the Company in 2004. In general, it is the Committee's policy that a significant portion of the compensation of senior executives of the Company should be performance-based. The amounts of certain Named Executive Officers' bonuses (set forth in the Summary Compensation Table on page 12 of this Proxy Statement) reflected the Board of Directors' determination that the Company made significant progress toward its goals in 2004 (as more fully discussed below under the heading "Chief Executive Officer Compensation for 2004"). It was the Committee's judgment that each of the Named Executive Officers made particularly significant contributions to these accomplishments.

Stock Awards

Performance-based Stock Awards

        Stock awards under the Company's stock and option plans are granted to employees, including executive officers, to create a link between compensation and stockholder return, and to enable executive officers and other employees to develop and maintain a significant stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company.

        As with other elements of executive compensation, the annual amount of equity compensation for each of the Named Executive Officers is keyed to the officer's annual performance, which is evaluated after the year is completed. Accordingly, a significant majority of the equity compensation granted in 2004 was on account of 2003 performance. Similarly, the Committee made a final determination of the amount of equity compensation for 2004 performance in February 2005. To compensate for the lag in making equity grants, and to smooth the exercise price of options, which are priced at the fair market value on the date of grant, the Committee awards the stock option portion of the annual equity compensation at two times. The first award is made during the performance year, and is made in a formula amount representing a pre-determined portion (approximately half) of the projected grant to the employee on account of performance for the entire year. The second award is made upon completion of the annual performance evaluation (after the completion of the year). At that time, the Committee determines the aggregate number of shares to be awarded for the entire year on the basis of both salary tier and individual performance rating, and the balance (after subtracting the amount granted in the first award) is made at that time. Restricted stock awards on account of annual performance are made to executives of the Company in a single grant in conjunction with the annual review process.

        In all cases of grants in 2004 and early 2005, the grants were made under the Company's 1996 Stock and Option Plan and the option exercise price was the average of the high and low market prices on the date of grant. The purchase price for the restricted stock grants was $0.01 per share, which is the par value of the Company's Common Stock. The aggregate amounts of these option and restricted stock awards were based on an evaluation of individual contributions to the Company's success in the relevant year. In 2003, the Committee engaged an independent third party to conduct a comprehensive survey of equity compensation at peer group companies. On the basis of information from that survey, the Committee believes that, compared to the total number of shares outstanding, the total number of options and shares of restricted stock granted to its employees, including the Named Executive Officers, as a group, was within the range of the option grants awarded by other companies with which the Company competes to attract and retain employees.

        In March 2004, certain of the Named Executive Officers were granted a ten-year option to purchase shares of Common Stock vesting in quarterly installments over four years. These grants represented the aggregate number of options earned by each of the Named Executive Officers for 2003 performance, less the options that were issued in the Company's mid-year 2003 grant, and were as follows: Dr. Mueller, 14,400 shares; Dr. Coles, 14,400 shares; and Mr. Smith, 21,600 shares. Also at that time, certain of the Named Executive Officers received a restricted stock award on account of 2003 performance, vesting on the fourth anniversary of the grant date, with accelerated vesting for a portion of the shares if the market price of the Company's common stock exceeds a pre-determined level, and for the balance of the shares if the Company's stock outperforms a pre-determined share index based on the stock performance of certain comparable companies. These grants were as follows: Dr. Mueller, 1,920 shares; Dr. Coles, 1,920 shares; and Mr. Smith, 2,880 shares.

        In October 2004, each of the Named Executive Officers was granted a ten-year option vesting in quarterly installments over four years, representing the first part of the award to be made on account of 2004 performance. These grants were as follows: Dr. Boger, 52,500 shares; Dr. Sato, 37,500 shares; Dr. Mueller, 18,000 shares; Dr. Coles, 18,000 shares; and Mr. Smith, 18,000 shares.

        In February 2005, certain of the Named Executive Officers were granted a ten-year option to purchase shares of common stock vesting in quarterly installments over four years. These grants represented the balance of the aggregate number of options earned by certain of the Named Executive Officers for 2004 performance, and were as follows: Dr. Boger, 72,188 shares; Dr. Mueller, 36,000 shares; Dr. Coles, 24,750 shares; and Mr. Smith, 24,750 shares. Also at that time, certain of the Named Executive Officers received a restricted stock award on account of 2004 performance, vesting on the fourth anniversary of the grant date, with acceleration of vesting for the portion of the shares if the market price of the Company's common stock exceeds a pre-determined level, and for a portion of the shares if the Company's stock outperforms a pre-determined share index based on the stock performance of certain comparable companies. These grants were as follows: Dr. Boger 16,625 shares; Dr. Mueller, 7,200 shares; Dr. Coles, 5,700 shares; and Mr. Smith, 5,700 shares. Also in February 2005, the Company and Dr. Sato entered into a Severance Agreement and Release, pursuant to which Dr. Sato will retire as the Company's President on May 11, 2005. Accordingly, the Committee did not make a stock option or restricted stock award to Dr. Sato in February 2005.

One-time Retention Grant of Restricted Stock

        Equity compensation is a significant portion of the overall compensation package for senior executives of the Company. It is the Committee's view that it is very important for executive officers of the Company to develop and maintain a significant stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company. In May 2004, the Committee determined that earlier annual equity compensation grants to the senior management of the Company were insufficient to achieve this objective, and that the Company was at risk with respect to competition for key executive officers. Accordingly, the Committee recommended, and the Board of Directors approved, a one-time restricted stock award to the Company's officers, including each of the Named Executive Officers, for the purpose of better fashioning the total compensation package to achieve the goal of retaining the Company's talented executive team. The restricted stock award will vest 50% in May 2007, and the balance in May 2009, or earlier, upon the Company achieving profitability, as measured under specified criteria applied by the Board of Directors. For the Named Executive Officers, these grants were as follows: Dr. Boger, 105,000 shares; Dr. Sato, 87,500 shares; Dr. Mueller, 65,000 shares; Dr. Coles, 65,000 shares; and Mr. Smith, 65,000 shares.

Chief Executive Officer Compensation for 2004

        The Committee determined Dr. Boger's 2004 base salary of $525,006 in March 2004, in conjunction with its evaluation of the Company's and Dr. Boger's 2003 performance. There was no increase to Dr. Boger's salary in 2004 over his base salary in 2003. The Committee's evaluation of Dr. Boger's performance for 2003 was linked significantly to its assessment of the Company's performance, which needed to show improvement. The Company suffered a number of setbacks in 2003, including the suspension of pralnacasan clinical trials and a declining financial position. The Committee believed that Dr. Boger's resulting 2004 salary was not excessive when compared to base salaries paid to chief executive officers of comparable companies. The Committee set the 2004 base salary at this level in order to provide opportunities for significant incentive cash bonuses based on individual and Company performance during 2004.

        The Committee determined Dr. Boger's 2004 performance bonus, stock option and restricted stock grants on account of 2004 performance, and merit increase for 2005 base salary, in February 2005, in conjunction with its evaluation of the Company's and Dr. Boger's performance during 2004. The Committee recommended, and the full Board of Directors approved, a performance rating of "superior" for both the Company and Dr. Boger for 2004 performance. The Company made notable progress in every significant aspect of its business in 2004, including advancing its development stage products; supporting its key collaborative relationships, including its relationship with Novartis Pharma AG; entering into three new collaborative relationships, with Merck & Co., Inc.; Mitsubishi Pharma Corp.; and Cystic Fibrosis Foundation Therapeutics Incorporated; improving its financial performance; and advancing a number of compounds from the discovery phase to pre-clinical development. On the strength of this performance, the Committee recommended, and the Board of Directors approved, a merit increase to Dr. Boger's base salary of 4.25%; payment of a performance bonus in the amount of $242,550 (46.2% of 2004 base salary); and a performance grant of 72,188 stock options with an exercise price set at the fair market value on the date of grant and vesting quarterly over four years. Dr. Boger received an aggregate equity award on account of 2004 performance, together with the October 2004 grant of 52,500 stock options, of 124,688 stock options, and 16,625 shares of restricted stock, vesting on the fourth anniversary of grant, with acceleration of portions of the grant upon the Company's achievement of goals linked to the performance of the Company's stock, both in terms of the market price of the stock, and the performance of the Company's stock in comparison to similar companies.

        In making its final recommendations to the Board of Directors with respect to Dr. Boger's compensation, the Committee also compared Dr. Boger's aggregate compensation to the average aggregate compensation of the Company's other Named Executive Officers, to ensure that increases to Dr. Boger's compensation over the past ten years have not been disproportionate to increases in other Named Executive Officers' compensation over the same period. The Committee determined that Dr. Boger's compensation generally has been less than twice that of the average Named Executive Officer compensation, and that the ratio of Chief Executive Officer to Named Executive Officer compensation has decreased from 1.82 in 1994 to 1.53 in 2003. Accordingly, the Committee determined that Dr. Boger's compensation is not excessive when compared to the compensation of other Named Executive Officers.

        The Committee's, and the full Board of Directors', subjective view of Dr. Boger has consistently been that he is an outstanding scientist who also has demonstrated exceptional ability to guide the Company and to manage well not only the Company's scientific programs but its strategic business efforts. In making Dr. Boger's restricted stock and option awards, the Committee also considered its judgment that Dr. Boger's scientific and management leadership is very important to the Company, and that it was therefore advisable for him to maintain a substantial unvested equity position, in order to reinforce his incentive to remain with the Company.

Internal Revenue Code Limitation on Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code limits to $1,000,000 per executive the amount of compensation paid to the Company's Chief Executive Officer or any of the Company's other most highly compensated executive officers named in its Summary Compensation Table that may be deducted for corporate tax purposes. Qualified performance-based compensation is not included in the $1,000,000 limit. The Company believes that the options granted under its 1996 Stock and Option Plan qualify as performance-based compensation.

Tax Considerations

        The Committee's compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility. The adverse tax impact to the Company of making awards that do not qualify as performance-based compensation, such as certain restricted stock grants, currently is minimal, because at this time the Company does not have net income subject to federal income tax.

Submitted by the Management Development and Compensation Committee:

Roger W. Brimblecombe (Chair)
Bruce Sachs
Elaine S. Ullian

PERFORMANCE GRAPH

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Vertex Pharmaceuticals Incorporated	$100	$409	$141	$91	$59	$60
NASDAQ Stock Market (U.S.)	$100	$60	$48	$33	$49	$54
NASDAQ Pharm. Stocks	$100	$125	$106	$69	$101	$107

PROPOSAL 2:
APPROVAL OF AMENDMENT TO
BY LAWS OF THE COMPANY TO INCREASE THE
SIZE OF THE BOARD OF DIRECTORS FROM A MAXIMUM OF NINE DIRECTORS
TO A MAXIMUM OF ELEVEN DIRECTORS

General

        Currently, the Company's By-laws provide that the Board of Directors will consist of not less than three nor more than nine directors. On February 3, 2005, the Board of Directors approved an amendment to the By-laws providing that the Board of Directors will consist of not less than three nor more than eleven directors. The Board of Directors believes that increasing the size of the Board will enhance its operations and effectiveness. Recent legislative and administrative developments with respect to corporate governance impose significant additional responsibilities and obligations on directors of public companies. Furthermore, the Company's Statement of Corporate Governance Principles requires that all members of the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee satisfy NASDAQ and Securities and Exchange Commission standards regarding "independence," and the Board increasingly is relying on those committees in connection with its operation. The Board recently established a new committee, the Science and Technology Committee. Most members of the Board currently serve on at least two committees. The addition of two new board members would permit most directors to serve on no more than one committee, allowing those directors to better focus on committee details. The Board of Directors also believes that increasing the size of the Board by adding two new members will permit the recruitment of individuals with supplemental or complimentary skills and experience, to enhance the Board's performance of its advisory and oversight functions.

        Pursuant to the Company's By-laws, this amendment must be approved by the affirmative vote of 80% or more of the common stock issued, outstanding and entitled to vote as of the record date.

        If the amendment is approved, the Board may vote, at any time thereafter, to increase the size of the Board of Directors to up to eleven directors and may fill any vacancies so created without the further vote of the stockholders. Any new directors so elected by the Board will be designated as either Class I, Class II or Class III Directors, subject to the requirement that the number of directors in each such class shall be as nearly equal as possible.

Text of the Proposed Amendment

        The text of the proposed amendment is as follows:

    Resolved, that the word "nine" be struck from the first sentence of Article II, Section 1 of the By-laws, and in lieu thereof the word "eleven" shall be inserted, such that the first sentence of Article II, Section 1 of the By-laws shall read: "Subject to the rights of the holders of Preferred Stock to elect one or more additional directors under specified circumstances as provided in Article 4 of the Articles of Organization, the Board of Directors shall consist of not less than three nor more than eleven persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office."

Board Recommendation

        The Board of Directors recommends a vote FOR the approval of the amendment to the Vertex Pharmaceuticals Incorporated By-laws as described above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP ("PwC") has served as the Company's independent registered public accounting firm since 1989. PwC audited our financial statements for the fiscal year ended December 31, 2004. Representatives of PwC will be present at the Meeting to respond to questions and will be given the opportunity to make a statement should they desire to do so.

        The Board of Directors has not yet appointed an independent registered public accounting firm for the Company's 2005 fiscal year. The Audit Committee of the Board, in accordance with its charter, is in the process of evaluating independent registered public accounting firms and, after its review is complete, will make a recommendation to the Board on the selection of an independent registered public accounting firm for the 2005 fiscal year.

        The following table presents fees for professional audit services rendered by PwC for the audit of the Company's annual financial statements for the years ended 2004 and 2003, and fees billed for other services rendered by PwC during those periods.

	2004	2003
Audit fees: (1)	$921,900	$310,100
Audit related fees: (2)	$71,100	$74,100
Tax fees: (3)	$21,100	$11,400
All other fees: (4)	$1,500	—

Total	$1,015,600	$395,600

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as services provided in connection with statutory and regulatory filings.

(2)
Audit related fees consisted principally of fees for accounting consultations, certain foreign statutory and U.S. government grant audits and the audit of the Company's 401(k) employee benefit plan.

(3)
Tax fees consist principally of tax compliance and reporting.

(4)
Consists of licensing fees paid to PwC for access to its proprietary accounting research database.

        The percentage of services set forth above in the categories "audit related fees" and "tax fees" that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) (relating to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit), was 0%.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

        Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent auditor for each year's audit, management will submit to the Audit

Committee for approval a description of services expected to be rendered during that year for each of four categories of services and a budget for those services in the aggregate.

        1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services.

        2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and/or reporting standards.

        3.     Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

        4.     Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

        Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The NASDAQ National Market, has furnished the following report:

        Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K. As a basis for that recommendation, the Audit Committee engaged in the following activities. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm for 2004, those matters that PwC is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PwC the firm's independence, and received from PwC the written disclosures and the letter concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Audit Committee of PwC's relationships with the Company and was designed to assist the Audit Committee in considering PwC's independence. Finally, the Audit Committee reviewed and discussed, with the Company's management and with PwC, the Company's audited consolidated balance sheets at December 31, 2004 and 2003, and the Company's consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows for the three years ended December 31, 2004, including the notes thereto.

        Management is responsible for the consolidated financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        During 2004, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and PwC at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company's internal control over financial reporting. The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as well as PwC's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K. The letter report relates to PwC's audit of (i) the consolidated financial statements and financial statement schedule, (ii) management's assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

        Based on the discussions with PwC concerning the audit, the independence discussions, and the discussions with the Company's management and PwC concerning the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in the Company's 2004 Annual Report on Form 10-K.

        The Committee continues to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in 2005.

Submitted by the Audit Committee:

Eric K. Brandt (Chair)
Bruce I. Sachs
Charles A. Sanders

CODE OF CONDUCT AND ETHICS

        We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. Our Code of Conduct and Ethics is available on our website www.vrtx.com under the tabs "Investors" and "Corporate Governance." Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors or principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the NASDAQ Stock Market.

OTHER MATTERS

        The Meeting is called for the purposes set forth in the notice. The Board does not know of any other matters to be considered by the stockholders at the Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy with respect to matters that may properly come before the Meeting and which are not known to the Board at the date this proxy was printed. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
AND NOMINATIONS FOR DIRECTOR

        In order to be considered for inclusion in the Proxy Statement for the Company's 2006 Annual Meeting of Stockholders, stockholder proposals must be received by the Company no later than November 30, 2005. If the Company does not receive notice of any matter to be considered for presentation at the 2006 Annual Meeting, although not included in the Proxy Statement, by February 14, 2006, the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials. Proposals should be sent to the attention of the Secretary at the Company's offices at 130 Waverly Street, Cambridge, MA 02139-4242.

        Stockholder nominations for election to the Board at the 2006 Annual Meeting of Stockholders may be submitted to the Secretary of the Company no later than February 12, 2006 and must include: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) the other information regarding each nominee proposed by the stockholder which would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the Company if so elected.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission, which provides additional information about us, is available on the internet at www.vrtx.com and is available in paper form (other than exhibits thereto) to beneficial owners of our common stock without charge upon written request to Investor Relations, 130 Waverly Street, Cambridge, Massachusetts 02139.

By order of the Board of Directors KENNETH S. BOGER Secretary

March 31, 2005

DETACH HERE

PROXY

VERTEX PHARMACEUTICALS INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS—MAY 11, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned does hereby constitute and appoint Joshua S. Boger, Ian F. Smith and Valerie L. Andrews, or any one of them, the attorney(s) of the undersigned, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote all stock of Vertex Pharmaceuticals Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated to be held at 130 Waverly Street, Cambridge, Massachusetts, on Wednesday, May 11, 2005 at 9:30 A.M. and at any adjournments thereof, hereby acknowledging receipt of the Proxy Statement for such meeting and revoking all previous proxies.

        This Proxy, when properly executed, will be voted as directed. If no direction is made, this Proxy will be voted FOR the proposals listed on the reverse side and, in the case of other matters that legally come before the meeting, as said attorney(s) may deem advisable.

SEE REVERSE SIDE	(continued and to be signed on reverse side)	SEE REVERSE SIDE

VERTEX PHARMACEUTICALS
INCORPORATED
 C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

Please vote, sign, date and return this proxy card promptly using the enclosed envelope.

1.	Election of three (3) Class I Directors. Nominees: (01) Roger W. Brimblecombe (02) Stuart J.M. Collinson (03) Matthew W. Emmens	2.	Approval of the amendment to the Company's By-laws that will increase the size of the Board of Directors from a maximum of nine directors to a maximum of eleven directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES
☐
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
Please sign name exactly as name appears. When signing in a fiduciary capacity, please give full title. Co-fiduciaries and joint owners should each sign.
Signature:	Date:	Signature:	Date:

QuickLinks

VOTING PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2: APPROVAL OF AMENDMENT TO BY LAWS OF THE COMPANY TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS FROM A MAXIMUM OF NINE DIRECTORS TO A MAXIMUM OF ELEVEN DIRECTORS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
CODE OF CONDUCT AND ETHICS
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING AND NOMINATIONS FOR DIRECTOR